Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Ryan R. Nelson, CFO, rnelson@mainstcapital.com
713-350-6000
Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600

MAIN STREET ANNOUNCES
THIRD QUARTER 2024 RESULTS
Third Quarter 2024 Net Investment Income of $1.00 Per Share
Third Quarter 2024 Distributable Net Investment Income(1) of $1.06 Per Share
Net Asset Value of $30.57 Per Share
HOUSTON, November 7, 2024 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce its financial results for the third quarter ended September 30, 2024. Unless otherwise noted or the context otherwise indicates, the terms “we,” “us,” “our” and the “Company” refer to Main Street and its consolidated subsidiaries.
Third Quarter 2024 Highlights
•Net investment income of $87.6 million (or $1.00 per share)
•Distributable net investment income(1) of $93.0 million (or $1.06 per share)
•Total investment income of $136.8 million
•An industry leading position in cost efficiency, with a ratio of total non-interest operating expenses as a percentage of quarterly average total assets (“Operating Expenses to Assets Ratio”) of 1.3% on an annualized basis for the quarter and for the trailing twelve-month (“TTM”) period ended September 30, 2024
•Net increase in net assets resulting from operations of $124.0 million (or $1.42 per share)
•Return on equity(2) of 18.8% on an annualized basis for the quarter and 18.7% for the TTM period ended September 30, 2024
•Net asset value of $30.57 per share as of September 30, 2024, representing an increase of $0.77 per share, or 2.6%, compared to $29.80 per share as of June 30, 2024, and $1.37 per share, or 4.7%, compared to $29.20 per share as of December 31, 2023
•Declared regular monthly dividends totaling $0.735 per share for the fourth quarter of 2024, or $0.245 per share for each of October, November and December 2024, representing a 4.3% increase from the regular monthly dividends paid in the fourth quarter of 2023

•Declared and paid a supplemental dividend of $0.30 per share, resulting in total dividends paid in the third quarter of 2024 of $1.035 per share and representing a 7.3% increase from the total dividends paid in the third quarter of 2023
•Completed $51.6 million in total lower middle market (“LMM”) portfolio investments, including an investment of $11.2 million in a new LMM portfolio company, which after aggregate repayments of debt principal from several LMM portfolio investments and return of invested equity capital from a LMM portfolio investment resulted in a net increase of $2.0 million in the total cost basis of the LMM investment portfolio
•Completed $309.3 million in total private loan portfolio investments, which after aggregate repayments and sales of several private loan portfolio debt investments and return of invested capital from a private loan portfolio equity investment resulted in a net increase of $162.7 million in the total cost basis of the private loan investment portfolio
•Net decrease of $4.3 million in the total cost basis of the middle market investment portfolio
•Further diversified our capital structure by issuing an additional $100.0 million of our June 2027 Notes that bear interest at a rate of 6.50% per year (the “June 2027 Notes”) at a premium to par of approximately 102.1%, resulting in a yield-to-maturity of approximately 5.62%
•Enhanced our liquidity position by amending our special purpose vehicle revolving credit facility (the “SPV Facility”) to increase the total commitments to $600.0 million, extend the final maturity date to September 2029 and decrease the interest rate
•Issued $63.8 million of additional Small Business Investment Company (“SBIC”) debentures, increasing the total outstanding SBIC debentures to the regulatory maximum amount of $350.0 million as of September 30, 2024
In commenting on the Company’s operating results for the third quarter of 2024, Dwayne L. Hyzak, Main Street’s Chief Executive Officer, stated, “We are pleased with our performance in the third quarter, which resulted in another quarter of strong operating results highlighted by a return on equity of 18.8%, distributable net investment income per share that continued to exceed the dividends paid to our shareholders and a new record for net asset value per share for the ninth consecutive quarter. We believe that these continued strong results demonstrate the sustainable strength of our overall platform, the benefits of our differentiated and diversified investment strategies, the unique contributions of our asset management business and the continued underlying strength and quality of our portfolio companies.”
Mr. Hyzak continued, “The total dividends paid to our shareholders in the third quarter of 2024 increased by over 7% when compared to the third quarter of 2023, continuing our trend of increasing the dividends paid to our shareholders over the past few years. Our distributable net investment income per share in the third quarter exceeded the dividends paid to our shareholders, with our distributable net investment income exceeding the monthly dividends paid to our shareholders by 44% and the total dividends paid to our shareholders by 2%. In addition, our strong third quarter results and favorable outlook for the fourth quarter resulted in the declaration of a $0.30 per share supplemental dividend to be paid in December 2024, representing our thirteenth consecutive quarterly supplemental dividend, to go with the eight increases to our regular monthly dividends since the fourth quarter of 2021. We are also pleased that we further improved our strong capital structure and liquidity position during the quarter and continue to maintain very strong liquidity and a conservative leverage profile, which we believe is important in the current economic environment. We ended the quarter with attractive investment pipelines in both our lower middle market and private loan investment strategies, and we remain excited about the current opportunities in our lower middle market and private loan investment strategies and in our asset management business, each of which have us well positioned for the future.”
Third Quarter 2024 Operating Results
The following table provides a summary of our operating results for the third quarter of 2024:

	Three Months Ended September 30,
	2024	2023	Change ($)	Change (%)
Interest income	$110,551	$99,381	$11,170	11%
Dividend income	23,239	21,192	2,047	10%
Fee income	3,034	2,664	370	14%
Total investment income	$136,824	$123,237	$13,587	11%

Net investment income	$87,596	$82,179	$5,417	7%
Net investment income per share	$1.00	$0.99	$0.01	1%

Distributable net investment income (1)	$92,973	$86,171	$6,802	8%
Distributable net investment income per share (1)	$1.06	$1.04	$0.02	2%

Net increase in net assets resulting from operations	$124,007	$103,261	$20,746	20%
Net increase in net assets resulting from operations per share	$1.42	$1.25	$0.17	14%
The $13.6 million increase in total investment income in the third quarter of 2024 from the comparable period of the prior year was principally attributable to (i) an $11.2 million increase in interest income, primarily due to higher average levels of income producing investment portfolio debt investments, partially offset by an increase in investments on non-accrual status and a decrease in interest rates on floating rate investment portfolio debt investments primarily resulting from decreases in benchmark index rates, (ii) a $2.0 million increase in dividend income, primarily due to increased dividend income from certain of our LMM portfolio companies and (iii) a $0.4 million increase in fee income. The $13.6 million increase in total investment income in the third quarter of 2024 includes the impact of a net increase of $1.6 million in certain income considered less consistent or non-recurring, primarily related to (i) a $1.7 million increase in such interest income from accelerated prepayment, repricing and other activity related to certain investment portfolio debt investments and (ii) a $0.3 million increase in such dividend income, partially offset by a $0.4 million decrease in such fee income when compared to the same period in 2023.
Total cash expenses(3) increased $6.8 million, or 18.3%, to $43.9 million in the third quarter of 2024 from $37.1 million for the same period in 2023. This increase in total cash expenses was principally attributable to a $7.1 million increase in interest expense, partially offset by a $0.6 million decrease in cash compensation expenses.(3) The increase in interest expense is primarily related to (i) an increased weighted-average interest rate on our debt obligations resulting from the issuance of the March 2029 Notes (as defined in the Liquidity and Capital Resources section below) and the June 2027 Notes and the repayment of the notes repaid at maturity in May 2024 and (ii) an increase in average borrowings outstanding used to fund a portion of the growth of our investment portfolio.

The decrease in cash compensation expenses(3) is primarily related to decreased incentive compensation accruals, partially offset by (i) increased base compensation rates and (ii) increased headcount to support our growing investment portfolio and asset management activities.
Non-cash compensation expenses(3) increased $1.4 million in the third quarter of 2024 from the comparable period of the prior year, primarily driven by (i) a $0.7 million increase in share-based compensation and (ii) a $0.7 million increase in deferred compensation expense.
Our Operating Expenses to Assets Ratio (which includes non-cash compensation expenses(3)) was 1.3% for the third quarter of both 2024 and 2023, on an annualized basis.
The $5.4 million increase in net investment income and the $6.8 million increase in distributable net investment income(1) in the third quarter of 2024 from the comparable period of the prior year were both principally attributable to the increase in total investment income, partially offset by increased expenses, each as discussed above. Net investment income increased by $0.01 per share and distributable net investment income(1) increased by $0.02 per share for the third quarter of 2024 as compared to the third quarter of 2023, to $1.00 per share and $1.06 per share, respectively. These increases include the impact of a 5.5% increase in the weighted-average shares outstanding compared to the third quarter of 2023 primarily due to shares issued since the beginning of the comparable period of the prior year through our (i) at-the-market (“ATM”) equity issuance program, (ii) dividend reinvestment plan and (iii) equity incentive plans. Net investment income and distributable net investment income(1) on a per share basis in the third quarter of 2024 included a net increase of $0.01 and $0.02 per share, respectively, resulting from an increase in investment income and an increase in non-cash deferred compensation expenses, in both cases considered less consistent or non-recurring in nature compared to the third quarter of 2023, as discussed above.
The $124.0 million net increase in net assets resulting from operations in the third quarter of 2024 represents a $20.7 million increase from the third quarter of 2023. This increase was primarily the result of (i) a $25.7 million increase in net realized gain from investments resulting from a net realized gain of $26.4 million in the third quarter of 2024 compared to a net realized gain of $0.7 million in the third quarter of 2023 and (ii) a $5.4 million increase in net investment income, partially offset by (i) a $5.3 million decrease in net unrealized appreciation from portfolio investments (including the impact of accounting reversals relating to realized gains/income (losses)) and (ii) a $5.1 million increase in income tax provision. The $26.4 million net realized gain from investments for the third quarter of 2024 was primarily the result of a $25.5 million net realized gain on the full exit of a private loan investment.

The following table provides a summary of the total net unrealized appreciation of $21.7 million for the third quarter of 2024:

	Three Months Ended September 30, 2024
	LMM (a)	Private Loan	Middle Market	Other		Total
	(dollars in millions)
Accounting reversals of net unrealized appreciation recognized in prior periods due to net realized gains / income recognized during the current period	$(0.5)	$(27.2)	$—	$(0.2)		$(27.9)
Net unrealized appreciation (depreciation) relating to portfolio investments	25.7	(7.3)	(3.4)	34.6	(b)	49.6
Total net unrealized appreciation (depreciation) relating to portfolio investments	$25.2	$(34.5)	$(3.4)	$34.4		$21.7
(a)LMM includes unrealized appreciation on 39 LMM portfolio investments and unrealized depreciation on 20 LMM portfolio investments.
(b)Includes (i) $31.8 million of unrealized appreciation related to the External Investment Manager, (ii) $2.3 million of net unrealized appreciation related to the other portfolio and (iii) $0.5 million of net unrealized appreciation related to the assets of the deferred compensation plan.
Liquidity and Capital Resources
As of September 30, 2024, we had aggregate liquidity of $1.334 billion, including (i) $84.4 million in cash and cash equivalents and (ii) $1.250 billion of aggregate unused capacity under our corporate revolving credit facility (our “Corporate Facility”) and our SPV Facility (with our Corporate Facility and SPV Facility together, our “Credit Facilities”), which we maintain to support our investment and operating activities.
Several details regarding our capital structure as of September 30, 2024 are as follows:
•Our Corporate Facility included $1.110 billion in total commitments from a diversified group of 19 participating lenders, plus an accordion feature that allows us to request an increase in the total commitments under the facility to up to $1.665 billion.
•$300.0 million in outstanding borrowings under our Corporate Facility, with an interest rate of 7.2% based on SOFR effective for the contractual reset date of October 1, 2024.
•Our SPV Facility included $600.0 million in total commitments from a diversified group of six participating lenders, plus an accordion feature that allows us to request an increase in the total commitments under the facility to up to $800.0 million.
•$160.0 million in outstanding borrowings under our SPV Facility, with an interest rate of 7.6% based on SOFR effective for the contractual reset date of October 1, 2024.
•$500.0 million of notes outstanding that bear interest at a rate of 3.00% per year (the “July 2026 Notes”). The July 2026 Notes mature on July 14, 2026 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
•$400.0 million of June 2027 Notes outstanding that bear interest at a rate of 6.50% per year with a yield-to-maturity of approximately 6.34%. The June 2027 Notes mature on June 4, 2027 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.

•$350.0 million of notes outstanding that bear interest at a rate of 6.95% per year (the “March 2029 Notes”). The March 2029 Notes mature on March 1, 2029 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
•$350.0 million of outstanding SBIC debentures through our wholly owned SBIC subsidiaries. These debentures, which are guaranteed by the U.S. Small Business Administration (the “SBA”), had a weighted-average annual fixed interest rate of 3.28% and mature ten years from original issuance. The first maturity related to our existing SBIC debentures occurs in the first quarter of 2027, and the weighted-average remaining duration was 5.9 years.
•$150.0 million of notes outstanding that bear interest at a weighted-average rate of 7.74% per year (the “December 2025 Notes”). The December 2025 Notes mature on December 23, 2025 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
•We maintain investment grade debt ratings from each of Fitch Ratings and S&P Global Ratings, both of which have assigned us investment grade corporate and credit ratings of BBB- with a stable outlook.
•Our net asset value totaled $2.7 billion, or $30.57 per share.
Investment Portfolio Information as of September 30, 2024(4)
The following table provides a summary of the investments in our LMM portfolio, private loan portfolio and middle market portfolio as of September 30, 2024:

	As of September 30, 2024
	LMM (a)	Private Loan	Middle Market
	(dollars in millions)
Number of portfolio companies	84	92	17
Fair value	$2,468.8	$1,883.3	$178.2
Cost	$1,924.5	$1,937.7	$218.3
Debt investments as a % of portfolio (at cost)	72.2%	95.9%	88.0%
Equity investments as a % of portfolio (at cost)	27.8%	4.1%	12.0%
% of debt investments at cost secured by first priority lien	99.2%	99.9%	97.6%
Weighted-average annual effective yield (b)	13.0%	12.4%	12.6%
Average EBITDA (c)	$9.6	$35.0	$53.1
(a)We had equity ownership in all of our LMM portfolio companies, and our average fully diluted equity ownership in those portfolio companies was 39%.
(b)The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.
(c)The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the private loan and middle market portfolios. These calculations exclude certain portfolio companies, including four LMM portfolio companies, five private loan portfolio companies and two middle market companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies, and those portfolio companies whose primary purpose is to own real estate and those portfolio companies whose primary operations have ceased and only residual value remains.

The fair value of our LMM portfolio company equity investments was 211% of the cost of such equity investments, and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.8 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.5 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 2.9 to 1.0 and 2.5 to 1.0, respectively.(4) (5)
As of September 30, 2024, our investment portfolio also included:
•Other portfolio investments in 14 entities, collectively totaling $162.4 million in fair value and $155.8 million in cost basis, which comprised 3.3% and 3.7% of our investment portfolio at fair value and cost, respectively; and
•Our investment in the External Investment Manager, with a fair value of $218.4 million and a cost basis of $29.5 million, which comprised 4.4% and 0.7% of our investment portfolio at fair value and cost, respectively.
As of September 30, 2024, non-accrual investments comprised 1.4% of the total investment portfolio at fair value and 3.9% at cost, and our total portfolio investments at fair value were 115% of the related cost basis.
External Investment Manager
MSC Adviser I, LLC is our wholly owned portfolio company and registered investment adviser that provides investment management services to external parties (the “External Investment Manager”). We share employees with the External Investment Manager and allocate costs related to such shared employees and other operating expenses to the External Investment Manager. The total contribution of the External Investment Manager to our net investment income consists of the combination of the expenses we allocate to the External Investment Manager and the dividend income we earn from the External Investment Manager. During the third quarter of 2024, the External Investment Manager earned $6.1 million of management fee income, an increase of $0.5 million from the third quarter of 2023, and incentive fees of $2.4 million, a decrease of $0.2 million from the third quarter of 2023. In addition, we allocated $5.3 million of total expenses to the External Investment Manager, a decrease of $0.1 million from the third quarter of 2023. The increase in management fee income was attributable to an increase in assets under management. The combination of the dividend income we earned from the External Investment Manager and expenses we allocated to it resulted in a total contribution to our net investment income of $7.9 million, representing an increase of $0.3 million from the third quarter of 2023.
We continue to execute our fund-raising activities of limited partner commitments for our second private loan fund managed by the External Investment Manager. This fund is exclusively focused on investments in our private loan investment strategy and provides us an additional opportunity for continued growth of the benefits from the External Investment Manager.
The External Investment Manager ended the third quarter of 2024 with total assets under management of $1.6 billion.

Third Quarter 2024 Financial Results Conference Call / Webcast
Main Street has scheduled a conference call for Friday, November 8, 2024 at 10:00 a.m. Eastern Time to discuss the third quarter 2024 financial results.
You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street website at https://www.mainstcapital.com.
A telephonic replay of the conference call will be available through Friday, November 15, 2024 and may be accessed by dialing 201-612-7415 and using the passcode 13748740#. An audio archive of the conference call will also be available on the investor relations section of the company’s website at https://www.mainstcapital.com shortly after the call and will be accessible until the date of Main Street’s earnings release for the next quarter.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024 to be filed with the U.S. Securities and Exchange Commission (www.sec.gov) and Main Street’s Third Quarter 2024 Investor Presentation to be posted on the investor relations section of the Main Street website at https://www.mainstcapital.com.
ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides customized long-term debt and equity capital solutions to lower middle market companies and debt capital to private companies owned by or in the process of being acquired by a private equity fund. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides customized “one-stop” debt and equity financing solutions within its lower middle market investment strategy. Main Street seeks to partner with private equity fund sponsors and primarily invests in secured debt investments in its private loan investment strategy. Main Street’s lower middle market portfolio companies generally have annual revenues between $10 million and $150 million. Main Street’s private loan portfolio companies generally have annual revenues between $25 million and $500 million.
Main Street, through its wholly owned portfolio company MSC Adviser I, LLC (“MSC Adviser”), also maintains an asset management business through which it manages investments for external parties. MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

FORWARD-LOOKING STATEMENTS
Main Street cautions that statements in this press release which are forward‑looking and provide other than historical information, including but not limited to Main Street’s ability to successfully source and execute on new portfolio investments and deliver future financial performance and results, are based on current conditions and information available to Main Street as of the date hereof and include statements regarding Main Street’s goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward‑looking statements are reasonable, Main Street can give no assurance that those expectations will prove to be correct. Those forward-looking statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street’s continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which Main Street’s portfolio companies operate; the impacts of macroeconomic factors on Main Street and its portfolio companies’ business and operations, liquidity and access to capital, and on the U.S. and global economies, including impacts related to pandemics and other public health crises, risk of recession, inflation, supply chain constraints or disruptions and changes in market index interest rates; changes in laws and regulations or business, political and/or regulatory conditions that may adversely impact Main Street’s operations or the operations of its portfolio companies; the operating and financial performance of Main Street’s portfolio companies and their access to capital; retention of key investment personnel; competitive factors; and such other factors described under the captions “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” included in Main Street’s filings with the U.S. Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$50,134	$48,645	$152,572	$145,485
Affiliate investments	20,884	15,267	61,813	53,722
Non‑Control/Non‑Affiliate investments	65,806	59,325	186,201	171,867
Total investment income	136,824	123,237	400,586	371,074
EXPENSES:
Interest	(33,474)	(26,414)	(89,411)	(78,165)
Compensation	(11,644)	(11,560)	(35,225)	(34,860)
General and administrative	(4,564)	(4,324)	(14,159)	(12,915)
Share‑based compensation	(4,868)	(4,164)	(13,853)	(12,351)
Expenses allocated to the External Investment Manager	5,322	5,404	16,768	16,089
Total expenses	(49,228)	(41,058)	(135,880)	(122,202)
NET INVESTMENT INCOME	87,596	82,179	264,706	248,872
NET REALIZED GAIN (LOSS):
Control investments	—	546	(352)	(50,532)
Affiliate investments	32	(228)	786	(16,495)
Non‑Control/Non‑Affiliate investments	26,350	346	16,995	(36,196)
Total net realized gain (loss)	26,382	664	17,429	(103,223)
NET UNREALIZED APPRECIATION (DEPRECIATION):
Control investments	50,348	29,838	88,007	122,779
Affiliate investments	7,181	5,188	22,609	26,859
Non‑Control/Non‑Affiliate investments	(35,791)	(8,015)	(25,185)	17,432
Total net unrealized appreciation	21,738	27,011	85,431	167,070
INCOME TAXES:
Federal and state income, excise and other taxes	(2,457)	(1,256)	(6,185)	(4,663)
Deferred taxes	(9,252)	(5,337)	(27,534)	(18,690)
Income tax provision	(11,709)	(6,593)	(33,719)	(23,353)
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$124,007	$103,261	$333,847	$289,366
NET INVESTMENT INCOME PER SHARE—BASIC AND DILUTED	$1.00	$0.99	$3.07	$3.07
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE—BASIC AND DILUTED	$1.42	$1.25	$3.87	$3.57
WEIGHTED-AVERAGE SHARES OUTSTANDING—BASIC AND DILUTED	87,459,533	82,921,764	86,268,415	81,065,195

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(in thousands, except per share amounts)

	September 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Investments at fair value:
Control investments	$2,104,576	$2,006,698
Affiliate investments	784,092	615,002
Non‑Control/Non‑Affiliate investments	2,022,386	1,664,571
Total investments	4,911,054	4,286,271
Cash and cash equivalents	84,421	60,083
Interest and dividend receivable and other assets	86,420	89,337
Deferred financing costs, net	12,882	7,879
Total assets	$5,094,777	$4,443,570
LIABILITIES
Credit Facilities	$460,000	$360,000
July 2026 Notes (par: $500,000 as of both September 30, 2024 and December 31, 2023)	499,057	498,662
June 2027 Notes (par: $400,000 as of September 30, 2024)	401,136	—
March 2029 Notes (par: $350,000 as of September 30, 2024)	346,822	—
SBIC debentures (par: $350,000 as of both September 30, 2024 and December 31, 2023)	343,122	344,535
December 2025 Notes (par: $150,000 as of both September 30, 2024 and December 31, 2023)	149,353	148,965
May 2024 Notes (par: $450,000 as of December 31, 2023)	—	450,182
Accounts payable and other liabilities	71,553	62,576
Interest payable	18,513	17,025
Dividend payable	21,575	20,368
Deferred tax liability, net	91,392	63,858
Total liabilities	2,402,523	1,966,171
NET ASSETS
Common stock	880	848
Additional paid‑in capital	2,418,089	2,270,549
Total undistributed earnings	273,285	206,002
Total net assets	2,692,254	2,477,399
Total liabilities and net assets	$5,094,777	$4,443,570
NET ASSET VALUE PER SHARE	$30.57	$29.20

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income,
Total Cash Expenses, Non-Cash Compensation Expenses
and Cash Compensation Expenses
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net investment income	$87,596	$82,179	$264,706	$248,872
Non-cash compensation expenses (3)	5,377	3,992	14,927	13,068
Distributable net investment income (1)	$92,973	$86,171	$279,633	$261,940

Per share amounts:
Net investment income per share -
Basic and diluted	$1.00	$0.99	$3.07	$3.07
Distributable net investment income per share -
Basic and diluted (1)	$1.06	$1.04	$3.24	$3.23

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Share‑based compensation	$(4,868)	$(4,164)	$(13,853)	$(12,351)
Deferred compensation (expense) benefit	(509)	172	(1,074)	(717)
Total non-cash compensation expenses (3)	(5,377)	(3,992)	(14,927)	(13,068)

Total expenses	(49,228)	(41,058)	(135,880)	(122,202)
Less non-cash compensation expenses (3)	5,377	3,992	14,927	13,068
Total cash expenses (3)	$(43,851)	$(37,066)	$(120,953)	$(109,134)

Compensation	$(11,644)	$(11,560)	$(35,225)	$(34,860)
Share-based compensation	(4,868)	(4,164)	(13,853)	(12,351)
Total compensation expenses	(16,512)	(15,724)	(49,078)	(47,211)
Non-cash compensation expenses (3)	5,377	3,992	14,927	13,068
Total cash compensation expenses (3)	$(11,135)	$(11,732)	$(34,151)	$(34,143)

MAIN STREET CAPITAL CORPORATION
Endnotes
(1) Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of non-cash compensation expenses.(3) Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since non-cash compensation expenses(3) do not result in a net cash impact to Main Street upon settlement. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income or other earnings measures presented in accordance with U.S. GAAP and should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street’s financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.
(2) Return on equity equals the net increase in net assets resulting from operations divided by the average quarterly total net assets for the three month and TTM periods ended September 30, 2024.
(3) Non-cash compensation expenses consist of (i) share-based compensation and (ii) deferred compensation expense or benefit, both of which are non-cash in nature. Share-based compensation does not require settlement in cash. Deferred compensation expense or benefit does not result in a net cash impact to Main Street upon settlement. The appreciation (depreciation) in the fair value of deferred compensation plan assets is reflected in Main Street’s Consolidated Statements of Operations as unrealized appreciation (depreciation) and an increase (decrease) in compensation expenses, respectively. Cash compensation expenses are total compensation expenses as determined in accordance with U.S. GAAP, less non-cash compensation expenses. Total cash expenses are total expenses, as determined in accordance with U.S. GAAP, excluding non-cash compensation expenses. Main Street believes presenting cash compensation expenses, non-cash compensation expenses and total cash expenses is useful and appropriate supplemental disclosure for analyzing its financial performance since non-cash compensation expenses do not result in a net cash impact to Main Street upon settlement. However, cash compensation expenses, non-cash compensation expenses and total cash expenses are non-U.S. GAAP measures and should not be considered as a replacement for compensation expenses, total expenses or other earnings measures presented in accordance with U.S. GAAP and should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street’s financial performance. A reconciliation of compensation expenses and total expenses in accordance with U.S. GAAP to cash compensation expenses, non-cash compensation expenses and total cash expenses is detailed in the financial tables included with this press release.
(4) Portfolio company financial information has not been independently verified by Main Street.
(5) These credit statistics exclude portfolio companies on non-accrual or for which EBITDA is not a meaningful metric.